Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Atlantic International Corp.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.00001 per share	(1)	Other	11,000,000	$1.93	$21,230,000.00	0.0001381	$2,931.06

Total Offering Amounts:						$21,230,000.00		2,931.06
Total Fee Offsets:								0.00
Net Fee Due:								$2,931.06

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Offering Note(s)

(1)	Represents an aggregate of 11,000,000 shares of Common Stock, issuable upon exercise of stock options, restricted stock awards, or otherwise granted, or to be granted pursuant to the Atlantic International Corp.’s 2023 Equity Incentive Plan and 2025 Equity Incentive Plan (the “Plans”).

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also includes an indeterminable number of shares of Common Stock which may become issuable pursuant to the anti-dilution provisions of the Plans.

Any shares of Common Stock covered by an option or certain awards granted under the Plans that is forfeited, canceled or expires (whether voluntarily or involuntarily) will be deemed not to have been issued for purposes of determining the maximum aggregate number of shares of Common Stock that may be issued under the Plans.

The offering price per unit and in the aggregate are estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The price of $1.93 per share represents the average of the high and low prices of shares of Common Stock reported by The Nasdaq Global Market as of January 14, 2026, such date being within five (5) business days prior to the date of filing of this Registration Statement, in accordance with Rule 457(c) under the Securities Act.